BOARD REPRESENTATION AND STANDSTILL AGREEMENT

This BOARD REPRESENTATION AND STANDSTILL AGREEMENT, dated as of October 14, 2015 (this “Agreement”), is entered into by and among Sanchez Production Partners GP LLC, a Delaware limited liability company (the “General Partner”), Sanchez Production Partners LP, a Delaware limited partnership (the “Partnership” and,  together with the General Partner, the “Sanchez Entities”), and Stonepeak Catarina Holdings LLC (the “Purchaser”).  The Sanchez Entities and the Purchaser are herein referred to as the “Parties.”  Capitalized terms used but not defined herein shall have the meaning assigned to such term in the Class B Preferred Unit Purchase Agreement, dated as of September 25, 2015, by and between the Partnership and the Purchaser (the “Purchase Agreement”).

Recitals

WHEREAS, pursuant to, and subject to the terms and conditions of, the Purchase Agreement, the Partnership has agreed to issue and sell Class B Preferred Units (“Preferred Units”) to the Purchaser;

WHEREAS, to induce the Parties to enter into the transactions evidenced by the Purchase Agreement, each of the Parties is required to deliver this Agreement, duly executed by each of the Parties, contemporaneously with the Closing of the transactions contemplated by the Purchase Agreement;

WHEREAS, concurrently with or prior to the Closing, the General Partner executed and delivered the Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”);

WHEREAS, the Purchaser’s investment in the Partnership pursuant to the Purchase Agreement is expected to benefit the Partnership;

WHEREAS, the Purchaser will receive valuable consideration as a result of the investment in the Partnership pursuant to the Purchase Agreement;

WHEREAS, the General Partner, in its individual capacity and in its capacity as the general partner of the Partnership, has determined it to be in the best interests of Partnership to provide the Purchaser with certain designation rights and obligations in respect of the board of directors of the General Partner (or such other governing body thereof) (the “Board”), pursuant to the terms of this Agreement; and

WHEREAS, the Purchaser is willing to provide the Sanchez Entities with certain standstill rights, pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties hereto, the Parties hereby agree as follows:

Agreement

Section 1.Board Designation Rights.

(a)Each of the Sanchez Entities shall take all actions necessary or advisable to cause (i) two directors serving on the Board to be designated by the Purchaser, in its sole discretion (each, a “Purchaser Designated Director”), at all times from the date of this Agreement until the occurrence of (A) the First Designation Right Termination Event (as defined below), at which time the right of the Purchaser under this Agreement to designate one member of such Board shall terminate and (B) the Second Designation Right Termination Event (as defined below), at which time the right of the Purchaser under this Agreement to designate one member of such Board shall terminate and (ii) three independent directors serving on the Board to be designated by the Purchaser, in its sole discretion (each director designated by the Purchaser pursuant to this Section 1(a), a “Purchaser Designated Director”), at all times during the Redemption Designation Period (as defined below); provided, however, that each such Purchaser Designated Director shall (1) in the reasonable judgment of the General Partner, have the requisite skill and experience to serve as a director of a public company, (2) not be prohibited or disqualified from serving as a director of the General Partner by any rule or regulation of the Commission, the National Securities Exchange (as defined in the Partnership Agreement) on which the Common Units are listed or applicable Law and (3) otherwise be reasonably acceptable to the General Partner.  Prior to a Designation Right Termination Event (as defined below) or during the Redemption Designation Period, any Purchaser Designated Director may be removed by the Purchaser at any time and may be removed by a majority of the other directors then serving on the Board for “cause” (as defined below); and any vacancy in such positions shall be filled solely by the Purchaser.  As used herein, “cause” means that a Purchaser Designated Director (w) is prohibited from serving as a director of the General Partner under any rule or regulation of the Commission or the National Securities Exchange (as defined in the Partnership Agreement) on which the Common Units are listed; (x) has been convicted of a felony or misdemeanor involving moral turpitude; (y) has engaged in acts or omissions against the General Partner or the Partnership constituting dishonesty, breach of fiduciary obligation, or intentional wrongdoing or misfeasance; or (z) has acted intentionally or in bad faith in a manner that results in a material detriment to the assets, business or prospects of the General Partner or the Partnership.  None of the Sanchez Entities shall take any action which would, or would be reasonably likely to, adversely affect the Purchaser’s right to appoint Purchaser Designated Directors; provided, however, that the Sanchez Entities shall not be prohibited from taking such action that the Board determines is necessary to comply with any rule or regulation of the Commission or the National Securities Exchange (as defined in the Partnership Agreement) on which the Common Units are listed or applicable Law.

(b)Prior to the occurrence of a Designation Right Termination Event, the General Partner shall invite the Purchaser Designated Directors to attend all meetings of each committee of the Board (other than the Audit Committee, the Conflicts Committee, any pricing committee established for an offering of securities by the Partnership and any committee established to deal with conflicts with the Purchaser or its Affiliates) in a nonvoting observer capacity and, in this respect, shall give the Purchaser Designated Directors copies of all notices, minutes, consents and other materials that it provides to the other members of such committee; provided, however, that during the Redemption Designation Period, the Purchaser Designated Directors designated pursuant to clause (ii) of Section 1(a) shall serve on all committees of the Board in a voting capacity.

(c)Commencing as of the Closing, the Purchaser Designated Directors are Jack Howell and Luke Taylor.

(d)Any action by the Purchaser to designate, remove or replace a Purchaser Designated Director shall be evidenced in writing and furnished to the General Partner no later than one Business Day after the taking of such action, shall include a statement that the action has been approved by the requisite vote of the Purchaser and shall be executed by or on behalf of the Purchaser.  The Purchaser agrees to cause each Purchaser Designated Director to timely provide the Partnership with accurate and complete information relating to the Purchaser and such Purchaser Designated Director that may be required to be disclosed by the Partnership under the Exchange Act.  In addition, at the Partnership’s reasonable request, the Purchaser shall cause each Purchaser Designated Director to complete and execute the Partnership’s standard director and officer questionnaire prior to being admitted to the Board.

(e)Upon the occurrence of a Designation Right Termination Event or the end of the Redemption Designation Period, as applicable, the right of the Purchaser to designate a Purchaser Designated Director shall terminate and the Purchaser Designated Director then serving as such a member of the Board, promptly upon (and in any event within two Business Days following) receipt of a request from a majority of the other director(s) then serving on the Board or the owner(s) of a majority of the equity interests of the General Partner, shall resign as a member of the Board.  If the Purchaser Designated Director does not resign upon such request, then a majority of the other director(s) then serving on the Board or the owner(s) of a majority of the equity interests of the General Partner, may remove the Purchaser Designated Director as a member of the Board.

(f)For the purposes of this Agreement, the “First Designation Right Termination Event” shall occur on the date on which the Purchaser and its Affiliates hold fewer than 25% of the number of Class B Preferred Units initially issued to the Purchaser pursuant to the Purchase Agreement, as adjusted for any subdivisions, splits, reverse unit splits, reclassification, reorganization or other similar transaction by the Partnership affecting the Class B Preferred Units.  For the purposes of this Agreement, the “Second Designation Right Termination Event” shall occur on the date on which Purchaser and its Affiliates no longer hold any Class B Preferred Units.  Each of the First Designation Right Termination Event and the Second Designation Right Termination Event are referred to herein as a “Designation Right Termination Event.” For the purposes of this Agreement, the “Redemption Designation Period” shall commence on January 1, 2022 if any Class B Preferred Units remain outstanding on such date and shall continue until the date on which all Class B Preferred Units have been redeemed pursuant to the provisions of the Partnership Agreement or have been converted into Common Units.

Section 2.Limitation of Liability; Indemnification; Business Opportunities.

(a)At all times while each Purchaser Designated Director is serving as a member of the Board, and following any such Purchaser Designated Director’s death, resignation, removal or other cessation as a director in such former Purchaser Designated Director’s capacity as a former director, such Purchaser Designated Director shall be entitled to (i) the same modification and restriction of traditional fiduciary duties, (ii) the same safe harbors for resolving conflicts of interest transactions and (iii) all rights to indemnification and exculpation, in each case, as are then made available to any other member of the Board.

(b)At all times while each Purchaser Designated Director is serving as a member of the Board, such Purchaser Designated Director, the Purchaser and their respective Affiliates may engage in, possess an interest in, or trade in the securities of, other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Sanchez Entities, and the Sanchez Entities, the Board and their Affiliates shall have no rights by virtue of this Agreement or otherwise in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Sanchez Entities, shall not be deemed wrongful or improper.  None of the Purchaser Designated Directors, the Purchaser or their respective Affiliates shall be obligated to present any investment opportunity to the Sanchez Entities even if such opportunity is of a character that the Sanchez Entities or any of their respective Affiliates might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each of the Purchaser Designated Directors, the Purchaser and their respective Affiliates shall have the right to take for such Person’s own account (individually or as a partner, fiduciary or otherwise) or to recommend to others any such investment opportunity.  Notwithstanding the foregoing, the Purchaser shall cause each Purchaser Designated Director to maintain the confidentiality of all information and proceedings of the Board.

(c)The Sanchez Entities shall purchase and maintain (or reimburse each Purchaser Designated Director for the cost of) insurance (“D&O Insurance”), on behalf of such Purchaser Designated Director, in an amount and scope of coverage commensurate with that provided to an independent member of the Board, with respect to liabilities that may be asserted against, or expense that may be incurred by, such Purchaser Designated Director in connection with the Sanchez Entities’ activities or such Purchaser Designated Director’s activities on behalf of the Sanchez Entities, regardless of whether the Sanchez Entities would have the power to indemnify such Purchaser Designated Director against such liability under the provisions of the Partnership Agreement or the Limited Liability Company Agreement of the General Partner, as amended (the “GP LLC Agreement”).

(d)For the avoidance of doubt, each Purchaser Designated Director shall constitute an “Indemnitee,” as such term is defined under the Partnership Agreement and the GP LLC Agreement.

Section 3.Standstill.

(a)During the period commencing on the Closing Date and ending on the earlier of (x) March 31, 2019 and (y) the date on which the Permitted Holders (as defined below), collectively, cease to own, directly or indirectly, more than 50% of the equity interests of the General Partner or cease to control (as defined in the definition of “Affiliate” contained in the Partnership Agreement), directly or indirectly, the General Partner, without the prior written consent of the Board (provided that such consent shall not be required in the event of fraud or gross negligence on the part of the Partnership or the General Partner), the Purchaser shall not, and shall cause its Affiliates not to, directly or indirectly (whether with respect to the General Partner, the Partnership or any Affiliate or Subsidiary thereof):

(i)acquire beneficial ownership of additional Common Units, Class A Preferred Units, Class B Preferred Units or other Partnership Interests (as defined in the Partnership Agreement);

(ii)acquire any debt or assets of the Partnership or its Subsidiaries;

(iii)engage in any hostile or takeover activities with respect to the Partnership or the General Partner (including by means of a tender offer or soliciting proxies or written consents for purposes of any hostile or takeover activities, other than as recommended by the Board), including any merger, consolidation, recapitalization, business combination, partnership, joint venture, acquisition or similar transaction involving the Partnership or the General Partner or any of their Affiliates or their properties (excluding Sanchez Energy Corporation and its subsidiaries and its and their properties);

(iv)enter into any transaction the effect of which would be to “short” any securities of the Partnership;

(v)form, join or participate in a “group” (within the meaning of Section 13(d) of the Exchange Act) with respect to any voting securities of the Partnership or any of its Affiliates in respect of any action otherwise prohibited pursuant to this Section 3(a);

(vi)call (or participate in a group calling of) a meeting of the limited partners of the Partnership for the purpose of removing (or approving the removal of) the General Partner as the general partner of the Partnership and/or electing a successor general partner of the Partnership;

(vii)“solicit” any “proxies” (as such terms are used in the rules and regulations of the Commission) or votes for or in support of (A) the removal of the General Partner as the general partner of the Partnership or (B) the election of any successor general partner of the Partnership, or take any action the direct effect or purpose of which would be to induce limited partners of the Partnership to vote or provide proxies that may be voted in favor of any action contemplated by either of sub-clauses (A) or (B) of this Section 3(a)(vii);

(viii)seek to advise or influence any person (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the voting of any Partnership Interest in connection with the removal (or approving the removal) of the General Partner as the general partner of the Partnership and/or the election of a successor general partner of the Partnership;

(ix)issue, induce or assist in the publication of any press release, media report or other publication in connection with the potential or proposed removal of the

General Partner as the general partner of the Partnership and/or the election of a successor general partner of the Partnership;

(x)propose to remove Sanchez Production Partners GP LLC as the general partner of the Partnership or vote to remove Sanchez Production Partners GP LLC as the general partner of the Partnership;

(xi)advise, assist or encourage any third party to do any of the foregoing; or

(xii)if the General Partner is removed as the general partner of the Partnership, participate in any way in the management, ownership and/or control of the successor general partner or the successor general partner’s operation of the Partnership, other than participation by any Purchaser Designated Director, as described in Section 1 of this Agreement.

(b)Notwithstanding anything to the contrary in this Agreement, the foregoing shall not in any way limit the right of the Purchaser or its Affiliates to:

(i)privately communicate with, including making any offer or proposal to, the Board, directly or through any Purchaser Designated Director;

(ii)to the extent permitted by the Partnership Agreement, vote Partnership Interests in the Partnership at any meeting of limited partners of the Partnership so long as there has been no breach of Section 3(a) of this Agreement;

(iii)restrict the manner in which any Purchaser Designated Director (A) may vote on any matter submitted to the Board, (B) participate in deliberations or discussions of the Board (including making suggestions or raising issues to the Board) in his or her capacity as a member of the Board, or (C) may take actions required by his or her exercise of legal duties and obligations as a member of the Board or refrain from taking any action prohibited by his or her legal duties and obligations as a member of the Board;

(iv)restrict the Purchaser or its Affiliates from selling or transferring any of their Partnership Interests, subject to any restrictions relating thereto contained in the Partnership Agreement; or

(v)restrict the Purchaser or its Affiliates from receiving any (A) Class B Preferred PIK Units (as defined in the Partnership Agreement) as distributions on Class B Preferred Units pursuant to the Partnership Agreement or (B) Partnership Interests pursuant to a unit split, reverse unit split, reclassification, reorganization or other transaction by the Partnership affecting any class of Partnership Interests generally or a dividend of units or other pro rata distribution by the Partnership to holders of Partnership Interests.

(c)No Purchaser Designated Director shall be limited in any manner by Section 3(a) in its ability to act in its capacity as a member of the Board, including the manner in which such Purchaser Designated Director (A) may vote on any matter submitted to the Board, (B) participates in deliberations or discussions of the Board (including making suggestions or raising issues to the Board) in his or her capacity as a member of the Board, or (C) may take actions required by his or her exercise of legal duties and obligations as a member of the Board or refrain from taking any action prohibited by his or her legal duties and obligations as a member of the Board.

(d)For the purposes of this Agreement, the term “Permitted Holders” means (i) Antonio R. Sanchez, III, Eduardo A. Sanchez, Patricio D. Sanchez, Ana Lee Sanchez Jacobs, and A.R. Sanchez, Jr., (ii) any spouse or descendant of any individual named in (i), (iii) any other natural person who is related to, or who has been adopted by, any such individual or such individual’s spouse referenced in (i)-(ii) above within the second degree of kinship, (iv) any member of SP Holdings, LLC a Delaware limited liability company and (v) any Person controlled by any one or more of the foregoing.

(e)For the purposes of Section 3(a), Purchaser’s Affiliates shall not include (i) any portfolio company of Purchaser that is not controlled (as defined in the definition of “Affiliate” contained in the Partnership

Agreement) by Purchaser, unless such portfolio company is a holder of Class B Preferred Units, or (ii) any employee, officer or director of a portfolio company that is not an employee, officer or director of Purchaser.

Section 4.Miscellaneous.

(a)Entire Agreement.  This Agreement is intended by the Parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, warranties or undertakings other than those set forth or referred to herein with respect to the rights granted by the Sanchez Entities or any of their Affiliates or the Purchaser or any of its Affiliates set forth herein.  This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof.

(b)Notices.  All notices and demands provided for in this Agreement shall be in writing and shall be given as provided in Section 6.07 of the Purchase Agreement.

(c)Interpretation.  Section references in this Agreement are references to the corresponding Section to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified.  The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.  Whenever any determination, consent or approval is to be made or given by a Party, such action shall be in such Party’s sole discretion, unless otherwise specified in this Agreement.  If any provision in this Agreement is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions shall remain in full force and effect and (ii) the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.  Any words imparting the singular number only shall include the plural and vice versa.  The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.  The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

(d)Governing Law; Submission to Jurisdiction.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of Laws.  Any action against any Party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action.  Each of the Parties hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(e)Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR

INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(f)No Waiver; Modifications in Writing.

(i)Delay.  No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party at law or in equity or otherwise.

(ii)Specific Waiver.  Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the Parties hereto affected by such amendment, waiver, consent, modification or termination.  Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement and any consent to any departure by a Party from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on a Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances.  Any investigation by or on behalf of any Party shall not be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

(g)Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

(h)Binding Effect; Assignment.  This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Party hereto without the prior written consent of each of the other Parties.

(i)Independent Counsel.  Each of the Parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation.  Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived.

(j)Specific Enforcement.  Each of the Parties acknowledges and agrees that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order without a requirement of posting bond.  Furthermore, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(k)Transfer of Board Rights; Aggregation. The right to appoint a Purchaser Designated Director granted to the Purchaser under Section 1 of this Agreement may be transferred or assigned by the Purchaser to one or more of its Affiliates, subject to the transfer restrictions provided in Section 4.7(e) of the Partnership Agreement; provided, however, that (a) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each of the transferee or assignee and identifying the securities with respect to which such rights are being transferred or assigned, (b) each such transferee or assignee assumes in writing responsibility for its portion of the obligations of the Purchaser under this Agreement and (c) to the extent such right is transferred or assigned to more than one Person, such right shall be exercised by those Persons holding a majority of the Class B Preferred Units, acting collectively.

(l)Further Assurances.  Each of the Parties hereto shall, from time to time and without further consideration, execute such further instruments and take such other actions as any other Party hereto shall reasonably request in order to fulfill its obligations under this Agreement to effectuate the purposes of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

Sanchez Production Partners GP LLC

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer

SANCHEZ PRODUCTION PARTNERS LP

By:	Sanchez Production Partners GP LLC, its general partner

By:	/s/ Charles C. Ward
Name:	Charles C. Ward
Title:	Chief Financial Officer

[Signature Page to Board Representation and Standstill Agreement]

PURCHASER:

STONEPEAK CATARINA HOLDINGS LLC

By: STONEPEAK INFRASTRUCTURE FUND

(ORION AIV) LP, its managing partner

By: STONEPEAK ASSOCIATES LLC,

its general partner

By: STONEPEAK GP HOLDINGS LP,

its sole member

By: STONEPEAK GP INVESTORS LLC,

its general partner

By: STONEPEAK GP INVESTORS MANAGER

LLC, its managing member

By:/s/ Michael Dorrell

Name:  Michael Dorrell

Title:    Co-Founder and Senior Managing Director

[Signature Page to Board Representation and Standstill Agreement]